Exhibit 99.1

NEWS

INVESTOR CONTACTS:

Robert Woltil

Interim Chief Financial Officer

(727) 579-5307

Joanne Freiberger

Vice President, Finance

(727) 579-5116

MEDIA CONTACT:

Michelle Bauer

Executive Director, Marketing Communications

(727) 579-5129

Catalina Marketing Reports Financial Results

For Third Quarter of Fiscal 2005

ST. PETERSBURG, FL., January 26, 2005 — Catalina Marketing Corporation (NYSE: POS) today reported financial results for its third fiscal quarter and first nine months ended December 31, 2004.

For the three months ended December 31, 2004, consolidated revenues were $100.3 million, compared with revenues of $101.9 million in the comparable period last year. Consolidated net income for the third quarter was $19.0 million, or $0.36 per diluted share, compared with a net loss of $3.6 million, or $0.07 per diluted share, in the third quarter of fiscal 2004. Third quarter results in fiscal 2005 included $1.4 million in losses from discontinued operations due principally to losses from the disposal of non-core businesses, compared with $18.8 million of losses from discontinued operations, due principally from goodwill impairment charges, recognized in the third quarter of fiscal 2004.

The company reported consolidated income from continuing operations for the quarter ended December 31, 2004 of $20.4 million, or $0.39 per diluted share, compared with $15.1 million, or $0.29 per diluted share, for the quarter ended December 31, 2003.

During the quarter ended December 31, 2004, the company received a favorable ruling related to a state sales tax assessment, and as a result, reversed into income a $4.4 million accrued liability, which had been recognized as expense in prior periods. The reversal of this liability resulted in a favorable impact, net of related income taxes, of approximately $0.05 per diluted share in the third quarter of fiscal 2005.

Dick Buell, Catalina president and chief executive officer, stated, “The results achieved in the third quarter were impressive in our three continuing business segments, and we are pleased with the overall year-to-date progress in each of these businesses. We have divested our non-core businesses and will continue to focus on key objectives to drive the future long-term growth and profitability of the business.”

Nine-Month Consolidated Results

For the nine months ended December 31, 2004, consolidated revenues were $298.1 million, compared with revenues of $289.1 million in the same period last year. The company reported consolidated income from continuing operations of $52.6 million, or $1.01 per diluted share, for the first nine months of fiscal 2005, compared with $36.7 million, or $0.71 per diluted share, for the first nine months of fiscal 2004. Consolidated net income was $50.2 million, or $0.96 per diluted share, for the first nine months of fiscal 2005, compared with a net loss of $10.5 million, or $0.20 per diluted share, for the first nine months of fiscal 2004.

Pro Forma Non-GAAP Adjustments

The pro forma non-GAAP basis results presented in this news release and attached tables exclude the effect of CHR revenues recognized in fiscal 2004 that had been deferred from prior fiscal years.

Third quarter fiscal 2005 consolidated revenues reflect an increase of 2.9% compared with non-GAAP pro forma revenues of $97.5 million for the same period last year. For the three months ended December 31, 2004, consolidated income from continuing operations of $20.4 million, or $0.39 per diluted share, compared with pro forma non-GAAP income from continuing operations of $12.5 million, or $0.24 per diluted share, for the same period last year.

Consolidated revenues of $298.1 million for the nine months ended December 31, 2004 reflect an increase of 6.6% compared with pro forma non-GAAP revenues of $279.7 million for the same period last year. Consolidated income from continuing operations of $52.6 million, or $1.01 per diluted share, for the nine months ended December 31, 2004, compared with pro forma non-GAAP income from continuing operations of $31.1 million, or $0.60 per diluted share, for the same period last year.

Summary of Segment Results

	Three Months Ended December 31, 2004		Three Months Ended December 31, 2003
(In thousands)	Revenues	Income/(Loss)	Revenues	Income/(Loss)
Catalina Marketing Services	$65,499	$18,190	$69,001	$18,198
Catalina Health Resource	19,797	3,707	17,246	1,529
International	15,004	1,610	11,476	(652)
Corp / Eliminations	19	(3,104)	(214)	(6,533)

Total Pro Forma (1)	$100,319	$20,403	$97,509	$12,542

Catalina Health Resource Adj.(1)	—	—	4,376	2,604

From Continuing Operations	$100,319	$20,403	$101,885	$15,146

Discontinued Operations	—	(1,432)	—	(18,795)

Consolidated GAAP	$100,319	$18,971	$101,885	$(3,649)

	Nine Months Ended December 31, 2004		Nine Months Ended December 31, 2003
(In thousands)	Revenues	Income/(Loss)	Revenues	Income/(Loss)
Catalina Marketing Services	$194,971	$53,219	$200,027	$49,904
Catalina Health Resource	56,843	7,555	45,815	(1,281)
International	46,142	4,484	34,220	(715)
Corp / Eliminations	137	(12,639)	(411)	(16,799)

Total Pro Forma (1)	$298,093	$52,619	$279,651	$31,109

Catalina Health Resource Adj.(1)	—	—	9,421	5,550

From Continuing Operations	$298,093	$52,619	$289,072	$36,659

Discontinued Operations	—	(2,443)	—	(46,386)

Cumulative Effect of Acctg Change	—	—	—	(770)

Consolidated GAAP	$298,093	$50,176	$289,072	$(10,497)

(1)	The non-GAAP pro forma revenue and net income results are a supplement to the financial data that is based on generally accepted accounting principles (GAAP). The non-GAAP pro forma results reflect adjustments to exclude the one-time deferral of CHR revenues (and the related tax effect) resulting from prior years’ revenue recognition adjustments. The company believes this presentation provides useful information to investors because it assists investors in better understanding the company's operations for comparability with recurring results for the future. It should be emphasized, however, that these measurements are not a substitution for GAAP-based financial statements.

Review of Segment Operations

The company provided the following review and highlights of the performance of Catalina Marketing’s business segments:

•	Catalina Marketing Services – CMS revenues were $65.5 million in the quarter ended December 31, 2004, compared with $69.0 million in the same period last year. Net income from this segment for the third fiscal quarter was $18.2 million in both fiscal 2005 and fiscal 2004. For the first nine months of fiscal 2005, CMS revenues were $195.0 million and net income was $53.2 million, compared with revenues and net income of $200.0 million and $49.9 million, respectively, in the first nine months of fiscal 2004.

•	Catalina Health Resource – CHR revenues were $19.8 million and net income was $3.7 million for the quarter ended December 31, 2004, compared with revenues of $21.6 million and net income of $4.1 million for the same period last year. CHR revenues grew 14.8% to $19.8 million in the third quarter of the current fiscal year, compared with pro forma non-GAAP revenues of $17.2 million in the same period last year. Net income for the three months ended December 31, 2004 increased $2.2 million compared with pro forma non-GAAP net income of $1.5 million for the comparable prior year period. For the first nine months of fiscal 2005, CHR revenues were $56.8 million resulting in net income of $7.6 million compared with $55.2 million in revenues and $4.3 million in net income for the first nine months of fiscal 2004. On a pro forma non-GAAP basis, fiscal 2004 year-to-date revenues were $45.8 million with a net loss of $1.3 million.

•	Catalina Marketing International – CMI revenues increased 30.7% to $15.0 million in the quarter ended December 31, 2004, compared with $11.5 million in the same period last year. Net income for the quarter ended December 31, 2004 was $1.6 million compared with a net loss of $0.7 million for the comparable prior year period. Excluding the impact of favorable foreign exchange rates, CMI third quarter fiscal 2005 revenues increased by 22% compared with the same period of fiscal 2004. For the first nine months of fiscal 2005, CMI revenues were $46.1 million resulting in net income of $4.5 million, compared with revenues of $34.2 million and a net loss of $0.7 million, for the nine months ended December 31, 2003. Excluding the impact of favorable foreign exchange rates, CMI nine-month revenues increased 23% compared with the first nine months of fiscal 2004.

Discontinued Operations

The company sold its Research Solutions business during the third quarter of fiscal 2005. The aggregated results of this sale, as well as the disposition of the company’s Direct Marketing Services business and its Japan Billboard business which occurred during the second quarter of fiscal 2005, are reported in the income statement as “Discontinued Operations.”

Catalina Marketing expects to file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2004, with the Securities and Exchange Commission on or before February 9, 2005. Investors are urged to review the Form 10-Q for a detailed discussion of the company’s financial results and business descriptions.

Webcast Scheduled

The company will host a webcast on Wednesday, January 26, 2005, at 5:15 p.m. EST to discuss its financial results. The webcast may be accessed at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=POS&script=1010&item_id=998203 and will be available for replay from Wednesday, January 26, 2005 through Thursday, February 24, 2005.

Catalina Marketing Corporation

Selected Other Data

(in thousands, except store data)

	December 31 2004	December 31 2003
Balance Sheet and Cash Flow (in thousands):
Cash	$119,437	$25,382
Stockholders’ Equity	$222,114	$192,778
Cash Flows from Operating Activities Qtr / YTD	$29,291 / $71,761	$31,854 /$86,295
Catalina Marketing Services:
Number of Stores at Quarter End	17,712	17,582
Net Stores Installed During Quarter / YTD	68 / 108	1 / 84
Promotions Printed During Quarter / YTD (in millions)	813 / 2,403	783 / 2,250
Weekly Shopper Reach at Quarter End (in millions)	221	211
Catalina Health Resource:
Number of Stores at Quarter End	12,380	15,813
Net Stores Installed (Deinstalled) During Quarter / YTD	299 / 451	475 / (2,014)
Catalina Marketing International:
Number of Stores at Quarter End	5,741	5,258
Net Stores Installed During Quarter / YTD	41 / 196	182 / 741
Promotions Printed During Quarter / YTD (in millions)	204 / 616	178 / 527
Weekly Shopper Reach at Quarter End (in millions)	62	60

Catalina Marketing Corporation

Selected Financial Data

(in thousands, except per share amounts)

Periods Ended December 31	Three Months		Nine Months
	2004	2003	2004	2003
Revenues	$100,319	$101,885	$298,093	$289,072

Direct Operating Expenses	26,200	32,479	91,715	99,725

Selling, General and Administrative	31,365	31,676	88,705	92,479

Impairment Charge	—	—	288	—

Depreciation and Amortization	10,202	11,168	32,360	33,504

Income from Operations	32,552	26,562	85,025	63,364

Other (Income) Expense	(255)	567	12	528

Provision for Income Taxes	12,404	10,849	32,394	26,177

Income from Continuing Operations	20,403	15,146	52,619	36,659

Gain (Loss) from Discontinued Operations	292	(18,795)	(4,002)	(46,386)
Gain (Loss) from Disposition	(1,724)	—	1,559	—

Income (Loss) from Discontinued Operations	(1,432)	(18,795)	(2,443)	(46,386)

Cumulative Effect of the change in accounting princ.	—	—	—	(770)

Net Income (Loss)	$18,971	$(3,649)	$50,176	$(10,497)

Earnings Per Share, Basic:

Earnings Per Share from Continuing Operations	$0.39	$0.29	$1.01	$0.71
Income (Loss) from Discontinued Operations	$(0.03)	$(0.36)	$(0.05)	$(0.89)
Cumulative Effect of the change in accounting princ.	$—	$—	$—	$(0.02)

Net Income (Loss) Per Common Share	$0.36	$(0.07)	$0.96	$(0.20)

Weighted Average Shares Outstanding	52,300	52,229	52,266	52,328

Earnings Per Share, Diluted:

Earnings Per Share from Continuing Operations	$0.39	$0.29	$1.01	$0.71
Income (Loss) from Discontinued Operations	$(0.03)	$(0.36)	$(0.05)	$(0.89)
Cumulative Effect of the change in accounting princ.	$—	$—	$—	$(0.02)

Net Income (Loss) Per Common Share	$0.36	$(0.07)	$0.96	$(0.20)

Weighted Average Shares Outstanding	52,720	52,229	52,334	52,328

Catalina Marketing Corporation

Reconciliation of GAAP to Pro Forma Non-GAAP Adjusted Basis (1)

(in thousands)

	As of December 31, 2003
	Three months ended	Nine months ended
Revenue
As presented, GAAP basis	$21,622	$55,236
Revenue recognition adjustment	(4,376)	(9,421)

Non-GAAP, pro forma revenue	$17,246	$45,815

Net Income
As presented, GAAP basis	$4,133	$4,269
Revenue recognition adjustment	(2,604)	(5,550)

Non-GAAP, pro forma net income	$1,529	$(1,281)

(1)	The non-GAAP pro forma revenue and net income results are a supplement to the financial data that is based on generally accepted accounting principles (GAAP). The non-GAAP pro forma results reflect adjustments to exclude the one-time deferral of CHR revenues (and the related tax effect) resulting from prior years’ revenue recognition adjustments. The company believes this presentation provides useful information to investors because it assists investors in better understanding the company's operations for comparability with recurring results for the future. It should be emphasized, however, that these measurements are not a substitution for GAAP-based financial statements.

Based in St. Petersburg, FL, Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client relationships, the outcome and impact of an ongoing SEC investigation into certain of the company’s prior fiscal years, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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